EXHIBIT 99.1

SJW CORP. ANNOUNCES 2012 ANNUAL AND
FOURTH QUARTER FINANCIAL RESULTS

SAN JOSE, CA, February 19, 2013 – SJW Corp. (NYSE: SJW) today reported operating revenue for the year ended December 31, 2012 of $261.5 million versus $238.9 million for the year ended December 31, 2011, an increase of $22.6 million. The increase in revenue was attributable to cumulative rate increases of $17.6 million, $5.5 million in higher customer water usage, the recognition of certain balancing and memorandum accounts of $3.6 million in December 2012, $1.3 million from new customers and $383,000 from real estate operations. These increases were partially offset by the Mandatory Conservation Revenue Adjustment Memorandum Account ("MCRAM") of $5.7 million that was recognized in December 2011.

Water production costs for the year ended December 31, 2012 were $107.3 million compared to $92.1 million in 2011, an increase of $15.2 million. The increase in water production costs is primarily attributable to $6.7 million in higher per unit costs for purchased water and groundwater extraction charges, $5.3 million in higher costs due to a decrease in available surface water supply and $3.2 million in higher customer water usage.

Operating expenses, excluding water production costs, for the year ended December 31, 2012 were $99.0 million compared to $92.5 million in 2011. The increase of $6.5 million reflects an additional $3.7 million of administrative and general expenses primarily due to higher payroll and benefit costs, $1.9 million of higher depreciation expense, $782,000 in higher property taxes and $89,000 in higher maintenance expenses. The effective consolidated income tax rate was 41% for the years ended December 31, 2012 and 2011.

Net income was $22.3 million and diluted earnings per common share were $1.18, compared to $20.9 million and $1.11 per share, respectively, for the year ended December 31, 2011.

Fourth Quarter Financial Results

Operating revenue for the fourth quarter ended December 31, 2012 was $62.4 million versus $62.3 million for the same period in 2011, an increase of $100,000. The change was primarily attributable to $4.0 million in cumulative rate increases, $3.6 million due to the recognition of balancing and memorandum accounts and $358,000 from new customers. These increases were partially offset by the recognition of the MCRAM of $5.7 million in December 2011 and $2.1 million due to lower customer usage.

Water production costs for the fourth quarter of 2012 were $23.1 million versus $22.3 million for the same period in 2011, an increase of $800,000. The increase in water production costs is primarily attributable to $1.3 million in higher per unit costs for purchased water and groundwater extraction charges, $127,000 in higher costs due to a decrease in available surface water supply, partially offset by $585,000 in lower customer water usage. Operating expenses, excluding water production costs, increased $1.7 million to $25.2 million from $23.5 million. The increase was due to an increase in administrative and general expenses of $785,000, $411,000 in higher maintenance expenses, $372,000 of higher depreciation expense and $138,000 in higher taxes other than income taxes. The effective consolidated income tax rate was 42% and 43% for the quarter ended December 31, 2012 and 2011, respectively.

Net income was $5.9 million for the fourth quarter ended December 31, 2012, compared to $6.7 million for the same period in 2011. Diluted earnings per share were $0.31 for the quarter ended December 31, 2012, compared to $0.35 per diluted share for the same period in 2011.

SJW Corp. is a publicly traded holding company headquartered in San Jose, California. SJW Corp. is the parent company of San Jose Water Company, SJWTX, Inc., Texas Water Alliance Limited, and SJW Land Company. Together, San Jose Water Company and SJWTX, Inc. provide water service to more than one million people in San Jose, California and nearby communities and in Canyon Lake, Texas and nearby communities. SJW Land Company owns and operates commercial real estate investments.

This press release may contain certain forward-looking statements including but not limited to statements relating to SJW Corp.'s plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Results for a quarter are not indicative of results for a full year due to seasonality and other factors. Other factors that may cause actual results, performance or achievements to materially differ are described in SJW Corp.'s most recent reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. SJW Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

SJW Corp.
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
OPERATING REVENUE	$62,449	62,338	$261,547	238,955
OPERATING EXPENSE:
Production Costs:
Purchased water	11,978	15,038	66,106	54,317
Power	1,354	1,028	5,796	5,394
Groundwater extraction charges	6,883	3,365	23,940	20,997
Other production costs	2,934	2,903	11,445	11,345
Total production costs	23,149	22,334	107,287	92,053
Administrative and general	10,745	9,960	42,812	39,136
Maintenance	3,817	3,406	13,350	13,261
Property taxes and other non-income taxes	2,452	2,314	9,703	8,921
Depreciation and amortization	8,176	7,804	33,098	31,193
Total operating expense	48,339	45,818	206,250	184,564
OPERATING INCOME	14,110	16,520	55,297	54,391
Interest on long-term debt and other	(3,866)	(4,962)	(17,437)	(18,947)
Income before income taxes	10,244	11,558	37,860	35,444
Provision for income taxes	4,320	4,956	15,542	14,566
NET INCOME	5,924	6,602	22,318	20,878
Other comprehensive income, net	(53)	125	36	(85)
COMPREHENSIVE INCOME	$5,871	6,727	$22,354	20,793

EARNINGS PER SHARE
Basic	$0.32	0.36	$1.20	1.12
Diluted	$0.31	0.35	$1.18	1.11
DIVIDENDS PER SHARE	$0.18	0.17	$0.71	0.69
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	18,671	18,592	18,635	18,582
Diluted	18,857	18,813	18,839	18,794

SJW Corp.
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	December 31, 2012	December 31, 2011
ASSETS
Utility plant:
Land	$10,156	8,852
Depreciable plant and equipment	1,166,220	1,070,016
Construction in progress	24,298	18,527
Intangible assets	15,561	14,732
Total utility plant	1,216,235	1,112,127
Less accumulated depreciation and amortization	384,675	355,914
Net utility plant	831,560	756,213

Real estate investments	74,232	89,099
Less accumulated depreciation and amortization	9,045	10,557
Net real estate investments	65,187	78,542
CURRENT ASSETS:
Cash and cash equivalents	2,522	26,734
Accounts receivable and accrued unbilled utility revenue	29,944	33,853
Long-lived assets held-for-sale	7,768	—
Prepaid expenses and other	2,677	8,328
Total current assets	42,911	68,915
OTHER ASSETS:
Investment in California Water Service Group	7,067	7,032
Debt issuance costs, net of accumulated amortization	5,226	4,865
Regulatory assets, net	130,488	119,248
Other	5,060	3,995
	147,841	135,140
	$1,087,499	1,038,810

CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Common stock	$9,724	9,684
Additional paid-in capital	26,117	24,552
Retained earnings	236,453	227,494
Accumulated other comprehensive income	2,310	2,274
Total shareholders' equity	274,604	264,004
Long-term debt, less current portion	335,598	343,848
Total capitalization	610,202	607,852
CURRENT LIABILITIES:
Line of credit	15,300	—
Current portion of long-term debt	5,392	838
Accrued groundwater extraction charge, purchased water and purchased power	5,072	6,212
Accounts payable	8,481	7,417
Accrued interest	5,355	5,376
Other current liabilities	9,507	8,445
Total current liabilities	49,107	28,288

DEFERRED INCOME TAXES AND CREDITS	149,013	135,036
ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS IN AID OF
CONSTRUCTION	196,743	190,668
POSTRETIREMENT BENEFIT PLANS	73,425	68,855
OTHER NONCURRENT LIABILITIES	9,009	8,111
	$1,087,499	1,038,810

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